EXHIBIT 16.1

CLANCY AND CO., P.L.L.C. CERTIFIED PUBIC ACCOUNTANTS AND CONSULTANTS	2935 E. CLARENDON AVENUE PHOENIX, AZ 85016	PH: (602) 266-2646 FAX: (602) 224-9496 www.clancyandco.com

March 23, 2009

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen

We are the former independent auditors for China Elite Information Co., Ltd. (the “Registrant”). We have read the Registrant’s disclosure about our firm included in Item 4.01 in the Registrant’s Form 8-K dated March 18, 2009, and are in agreement with the statements contained in that Item.

Very truly yours,

/s/ Clancy and Co., P.L.L.C.

Clancy and Co., P.L.L.C.